EXHIBIT 99.1
MOLEX TO ACQUIRE WOODHEAD INDUSTRIES FOR $19.25 PER SHARE IN CASH
     Lisle, IL and Deerfield, IL, June 30, 2006 — Molex Incorporated (Nasdaq: MOLX and MOLXA) and Woodhead Industries, Inc. (Nasdaq: WDHD) today jointly announced that the two companies have signed a definitive merger agreement pursuant to which Molex will acquire Woodhead in an all cash transaction valued at approximately $256 million, including payments with respect to outstanding stock options and the assumption of debt and net of cash acquired. The transaction has been approved by the Boards of Directors of both companies.
     Under the terms of the merger agreement, a subsidiary of Molex will promptly commence a tender offer for all outstanding shares of Woodhead stock at a price of $19.25 per share in cash no later than July 10, 2006. Shares not purchased pursuant to the tender offer, other than dissenting shares, will be acquired in a subsequent merger at a price of $19.25 per share in cash, without, interest, as soon as practicable after completion of the tender offer.
     Completion of the tender offer is subject to certain conditions, including the acquisition by Molex of a majority of Woodhead’s common shares on a fully-diluted basis, receipt of regulatory approvals, and other customary conditions. The tender offer is not subject to a financing contingency. The Board of Directors of Woodhead has unanimously recommended that Woodhead stockholders accept the offer.
     Martin Slark, Vice Chairman and Chief Executive Officer of Molex, said, “The acquisition of Woodhead is a significant step in our strategy to expand our products and capabilities in the global industrial market.”
     Philippe Lemaitre, Chairman, President and Chief Executive Officer of Woodhead said, “The combination of Woodhead with Molex will provide great opportunities for our customers, employees, suppliers and other constituencies. Our industry is consolidating and Woodhead stakeholders will benefit from being part of a larger company with exciting growth opportunities.”
     William Blair & Company advised Molex and will act as dealer manager in connection with the tender offer. BMO Capital Markets (formerly Harris Nesbitt Corp) acted as Woodhead’s financial advisor in connection with the transaction.
About Molex
     Molex is based in Lisle, Illinois and is a 67-year-old manufacturer of electronic components, including electrical and fiber optic interconnection products and systems, switches and integrated products, with 57 plants in 19 countries on five continents.
About Woodhead
     Woodhead, based in Deerfield, Illinois, develops, manufactures and markets network and electrical infrastructure products engineered for performance in harsh, demanding, and hazardous industrial environments and operates from 21 locations in 10 countries spanning North America, Europe and Asia/Pacific.

Notice to Investors:
     This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of Woodhead Industries common stock described in this press release has not commenced. At the time the offer is commenced a wholly-owned subsidiary of Molex will file a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “SEC”) and Woodhead will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Woodhead stockholders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s web site at www.sec.gov.
     Statements in this press release regarding the proposed acquisition of Woodhead, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about managements’ future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s beliefs, certain assumptions and current expectations. Any statements that are not statements of historical fact (including statements containing the words “believes,” “will,” “plans,” “anticipates,” “expects” and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including: the ability to satisfy the merger agreement conditions and consummate the transaction, the ability of Molex to successfully integrate Woodhead’s operations and employees; the ability to realize anticipated synergies and cost savings; and the other factors described in Molex’s Annual Report on Form 10-K for the year ended June 30, 2005, Woodhead’s Annual Report on Form 10-K for the year ended September 30, 2005 and their respective subsequent SEC filings. Molex and Woodhead disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.
For further information, please contact:
Robert H. Fisher, Vice President-Finance and CFO, Woodhead Industries, Inc., (847) 317-2400
Neil Lefort, Senior Vice President, Molex Incorporated, telephone (630) 527-4344